Indoor Harvest Corp Announces First Quarter Results

Houston, Texas, May 17, 2016 — Indoor Harvest Corp (OTCQB:INQD), through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor and vertical farming industry. The company provides production platforms, mechanical systems and complete custom designed build outs for both greenhouse and building integrated agriculture grows, tailored to the specific needs of virtually any cultivar. The Company is pleased to report first quarter results for 2016. The following information is summarized from our financial statements filed with the Securities and Exchange Commission at the following link:

https://www.sec.gov/Archives/edgar/data/1572565/000164033416001081/2016mar31-inqd_10q.htm

Management will host a conference call on Friday, May 20, 2016, at 2:00 PM EST, to discuss results and to provide a Q&A session for investors and analysts. Individuals interested in participating may dial in using the information below:

Dial In: (855) 551-1031
Conference ID: 15407173

A recording will be made available to investors who cannot attend shortly after the call and will be posted to the Company Facebook and Twitter pages.

Operational Highlights

•	January 25, the Company introduces Precision Cannabis Cultivation Platform with integrated HVAC and Equipment Financing for Clients through Noesis. Currently two signed design build agreements for a total of 45,000 sq.ft with an estimated $5.4 million project ROM value.

•	January 27, the Company signed an agreement with IGES Canada Ltd. to provide engineering, procurement and construction services for a period of three years for an existing portfolio of 15 projects. First two projects under this agreement estimated at $13.8 million project ROM value.

Current Projects

Our current projects involve both Equipment Sales and Design-Build/Engineering, Procurement and Construction Projects, with the status of each as of March 31, 2016 as set forth below.
			Project Status as of March 31, 2016	Equipment Price/Design Fee Total	ROM Estimate
Project-Client	Facility Type	Project Type
AQ Maryland	Cannabis	EPCM	On hold due to state licensing delays	$10,000	$3,400,000
GSS Colorado	Cannabis	EPCM	22% Completed	$5,000	Design Only
ER Michigan	Produce	Equipment Order	55% Completed	$16,220	-
University of Arizona	Produce	Equipment Order	6% Completed	$13,637	-
PH Research Platform	Produce	Equipment Order	17% Completed	$3,765	-
OD Farms	Cannabis	EPCM	0% Completed	$35,000	$2,009,308

Results of Operations

For the three months ended March 31, 2016 we generated revenue of $22,294 with cost of sales of $16,798 resulting in gross income of $5,496. We did not generate any revenue as of March 31, 2015. For the three months ended March 31, 2016 and March 31, 2015, we incurred $316,335 and $273,676, respectively, in operating expenses. The increase in our operating expenses are due to increases in costs related to additional payroll costs, building lease, increased operational activities.

"Revenue is based on work in progress and thereby doesn't include the total monies received during the quarter, but is based on the completion of work.  Revenue was a mix of engineering work and equipment sales. Total signed contracts for EPCM services was valued at $5.4 million with work expected to start in late second quarter through the third quarter," stated Chad Sykes, CEO and founder of Indoor Harvest.

Our expenses related to research and development for the three months ended March 31, 2016 and March 31, 2015 were $3,030 and $9,242, respectively. The decrease in research and development expenses was due to decreased costs associated with our collaborative R&D partnerships, in which we share some costs associated with R&D with our partners. As of March 31, 2016 we had total liabilities of $307,836, while at December 31, 2015, we had total liabilities of $110,147. The increase was the result of accrued payroll expenses from hiring new employees, accounts payable and accrued expenses, billings in excess of costs and estimated earnings and convertible notes payable.

Current EPCM Sales Pipeline

Our current sales pipeline consists of 12 facility build discussions with 6 in early to mid stage discussions and 6 in late stage negotiations, including three new potential projects and four abandoned projects from our sales pipeline as of May 13, 2016. Currently, our potential client base is evenly split 50% in Cannabis and 50% in edible produce production. Below is a table showing the Company's current sales pipeline status:
			DB Phase 1 - Contract Sent [2]	DB Phase 2 - Contract Sent [3]	Design Fee/ROM Estimate [4]
Project-Client	Facility Type	Scoped [1]
HN Colorado	Cannabis		X		$60,000
UGR	Produce	X			-
CO	Cannabis	X			-
PNJ	Produce	X			-
PEP	Cannabis		X		$70,000
BMBM	Cannabis	X			-
IGES/Johnstown	Produce			X	$11,374,500
IGES/Tyendenag	Produce			X	$2,441,000
DR VF	Produce			X	$545,000
Metro VF	Produce			X	$401,200
TF	Cannabis			X	$527,176
GSS Colorado	Cannabis			X	$14,500

We have no final agreements concerning these potential future projects and we may not ever secure final agreements.  Even if we secure final agreements, there is no assurance that the Company will receive as revenues all of the total amount of a ROM estimate.

Liquidity and Capital Resources

As of March 31, 2016, we had $336,982 in total current assets. We had current liabilities of $276,048 as of March 31, 2016. Accordingly, we had a working capital deficit of $60,934 as of March 31, 2016. Operating activities used $130,730 in cash for the three months ended March 31, 2016, as compared with $226,048 used for the three months ended March 31, 2014.

Investing activities for the three months ended March 31, 2016 used $911 in cash, as compared with using $32,765 for the year ended March 31, 2015. Financing activities for the three months ended March 31, 2016 generated $278,526 in cash, as compared with $278,000 for the year ended March 31, 2015. Proceeds from financing activities consisted primarily of proceeds from issuance of common stock for cash.
On May 12, 2016, the SEC declared our registration statement effective, thereby allowing us to use our previously announced $2 million Equity Purchase Agreement with Kodiak Capital Group, LLC. Pursuant to the Purchase Agreement, from May 12, 2016 until the one year anniversary thereof, the Company has the right to sell, from time to time, up to an aggregate of $2,000,000 Put Shares of Common Stock to the Purchaser. The Company will control the timing and amount of future sales, if any. The purchase price of the Put Shares will be equal to 80% of the lowest closing bid price of the Common Stock for any trading day during the five consecutive trading days immediately following the date of the Company’s notice to the Purchaser requesting the purchase. If during the Valuation Period, the Purchase Price falls below $0.50, the Investor may elect to purchase all, or any portion thereof, of the Put Shares for $0.50.

"We're expecting to close some of our construction agreements this quarter and schedule construction draw time tables. Once these milestones are achieved we're going to be launching our largest public and investor relations campaign to date. With the Kodiak EPA effective, management can now focus all of its attention on operations. We spent much of our time during the first quarter preparing and negotiating construction documents, providing clients with price estimates and setting up our manufacturing. We should begin to see these efforts turn into cash flow late this quarter," further stated Chad Sykes, CEO and founder of Indoor Harvest.

Consistent with the SEC’s April 2013 guidance on using social media outlets like Facebook and Twitter to make corporate disclosures and announce key information in compliance with Regulation FD, Indoor Harvest is alerting investors and other members of the general public that Indoor Harvest will provide weekly updates on operations and progress through its social media on Facebook, Twitter and Youtube. Investors, potential investors and individuals interested in our company are encouraged to keep informed by following us on Twitter, YouTube or Facebook.
Facebook: http://www.facebook.com/indoorharvest
Twitter: http://www.twitter.com/indoorharvest
Youtube: http://www.youtube.com/indoorharvest

ABOUT INDOOR HARVEST CORP

Indoor Harvest Corp, through its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor farming industry. Providing production platforms and complete custom designed build outs for both greenhouse and building integrated agriculture (BIA) grows, tailored to the specific needs of virtually any cultivar. Our patent pending aeroponic fixtures are based upon a modular concept in which primary components are interchangeable. Visit our website at http://www.indoorharvest.com for more information about our Company.
FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Indoor Harvest and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “estimates,” “believes,” “anticipates,” “intends,” expects” and similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Indoor Harvest’s current expectations and beliefs concerning future developments and their potential effects on Indoor Harvest. There can be no assurance that future developments affecting Indoor Harvest will be those anticipated by Indoor Harvest. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Indoor Harvest undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:
Indoor Harvest Corp
CEO, Mr. Chad Sykes
713-410-7903
ccsykes@indoorharvest.com